Exhibit 99.1

NEWS

PURE Bioscience Raises $2.376 Million in Private Placement

SAN DIEGO, Calif., October 26, 2010 – PURE Bioscience (NASDAQ: PURE), creators of the patented silver dihydrogen citrate (SDC) antimicrobial, announced today that it has sold $2.376 million of its common stock in an unregistered private placement solely to non-affiliated accredited investors.

Under the terms of purchase agreements, PURE sold 1,080,000 newly issued shares of its restricted common stock at a price of $2.20 per share.  The purchase price per share represents an approximate 13% discount to PURE’s average closing bid price for the trailing five days ending October 25, 2010.  The shares sold represent approximately three percent of the outstanding common stock.  No warrants were issued in the transaction, which was completed directly by the Company without an underwriter or placement agent.  After expenses, the net proceeds to PURE are expected to be approximately $2.371 million.  The net proceeds from the offering will be used for working capital.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities.  The shares of common stock sold in the private placement have not been registered under the Securities Act of 1933 and may not be re-offered or re-sold in the United States absent registration or an applicable exemption from registration requirements such as Rule 144, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

About PURE Bioscience
PURE Bioscience develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including methicillin-resistant Staphylococcus aureus (MRSA), or staph infection. PURE's proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today's global trend toward industry and consumer use of "green" products while providing competitive advantages in efficacy and safety.  Patented SDC is an electrolytically generated source of stabilized ionic silver which formulates well with other compounds.  As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it.  PURE is headquartered in El Cajon, California (San Diego metropolitan area).  Additional information on PURE is available at www.purebio.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project,” "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

PURE Investor Contact: Don Markley Lippert/Heilshorn & Associates (310) 691-7100 dmarkley@lhai.com	PURE Media Contact: Michael Gallo Gutenberg Communications (212) 239-8594 mgallo@gutenbergpr.com